CONSULTING AGREEMENT

Consulting Agreement ("Agreement") by and between The Zig Zag Corp, a Delaware corporation (the "Company), and Emerald Asset Management, Inc. ("Emerald"), and Yitz Grossman ("YG") ("Consultant") executed as of the 1st day of June 2001 (the "Effective Date").

WITNESSETH

1. TERMS

1.1 Services. The Company hereby retains Emerald to provide consulting services of YG for and during the term hereof, subject to the direction of the Board of Directors of the Company and the terms and conditions hereof. Consulting services include but are not limited to: mergers and acquisitions, assistance with the company's proposed sale or merger or IPO, speaking with analysts, assistance with the recruitment of senior employees and outside directors and other related activities. Emerald and YG hereby accept such retention under the terms and conditions set forth in this Agreement.

1.2 Duties of YG. YG shall provide consulting services for the Company and shall have such duties as may be reasonably assigned to him from time to time by the Board of Directors of the Company. YG agrees to devote part of his business time and services to the faithful performance of the duties, responsibilities, and authorities which may be reasonably assigned to him hereunder. It is understood that YG will not be providing his services on a full-time basis.

1.2.1 Location of Services . The corporation agrees at its cost to provide to Consultant appropriate office space and secretarial services in New York City to carry out its duties.

1.3 Term. Unless sooner terminated as provided in Section 1.5 hereof, this Agreement has become effective as of the date set forth and shall continue in force and effect until the fifth anniversary of the Company's initial public offering, merger or combination with another entity.

1.3.1 Term Extension. The term shall be extended until the eighth anniversary, if ,during the period commencing on the date hereof and ending on June 1, 2005 the corporation shall have obtained at least $6,000,000 in equity capital from one or more sources.

1.4 Compensation. Subject to provisions of Section 1.5 hereof, the Company shall pay Emerald, as compensation for services rendered by YG as a consultant under this Agreement as follows:

(a) Base Compensation. The Company shall pay Emerald a base compensation at the rate of $250,000 per annum, payable monthly. Base compensation will be

paid commencing on the earlier of; (I) the effectuation of the company's IPO, merger, sale, or combination with another entity or (ii) October 1, 2001.

(b) Bonus. The Company may also pay Emerald a bonus per annum and may also grant such other stock options, and other incentives as the Company's Board of Directors may determine, in its sole discretion. In every event, any bonus or stock options granted to Emerald will be no less than the bonus and or stock options granted (throughout his/her term of employment) to the company's CEO when hired.

(c) Warrants. The Company hereby grants to Emerald 200,000 Warrants, each to purchase one share of common stock at an exercise price of $1.00, each expiring on the 10th anniversary of the date of this agreement. The warrants will be of the cashless variety type. A form of Warrant is attached as exhibit "A".

1.5 Termination. Notwithstanding any other provisions in this Agreement:

(a) Death. If YG dies during the term of this Agreement, this Agreement shall automatically terminate as of the date of YG's death; and the Company shall have no further obligation to Emerald or YG or his estate, except to pay Emerald any accrued, but unpaid Compensation under Section 1.4 hereof.

(b) Disability. The Company will provide Disability Insurance on YG. In the event YG become permanently disabled (as hereinafter defined) during the term of this Agreement, the Company may terminate this Agreement by giving one hundred eighty (180) days notice to Emerald of its intent to terminate. Upon notice of termination, the Company will provide a disability payment to Emerald to provide 75% of Emerald's then current annual compensation (including bonuses) for a period of not less than one (1) year after termination takes effect.

"Permanently Disabled" for the purpose of this Agreement shall mean the inability to perform all of the duties of YG due to physical or mental ill health, or any reason beyond the control of YG to perform his duties, for a minimum of one hundred and eighty (180) consecutive days.

(c) Termination by the Company for Cause. Upon 180 days notice during the term of this Agreement, the Company may terminate this Agreement for cause without any further liability hereunder to Emerald, YG or his estate, except to pay any accrued, but unpaid, Compensation hereunder. For purposes of this Agreement, a "termination for Cause" shall mean termination of Emerald upon written notification to Emerald limited, however, to one or more of the following reasons:

(i) Fraud, misappropriation or embezzlement by Emerald or YG in connection with the Company; or

(ii) Gross neglect of duties which has a detrimental effect on the Company after

notice to Emerald of the particular details thereof and a period of ninety (90) days to correct such mismanagement or neglect, if any; or

(iii) Conviction by a court of competent jurisdiction in the United States of a crime which involves moral turpitude and management services provided by YG to the company

(d) Voluntary Termination by Emerald. In the event that during the term hereof, Emerald shall voluntarily terminate this Agreement, or YG shall refuse to perform the services required hereunder, then, in such event, this Agreement shall with 90 days notice be terminated and Emerald shall have the right to receive any unpaid Compensation to the date of termination, but no other monies.

(a) Termination Without Cause. If this Agreement is terminated by the Company without cause, the Company shall be obligated to pay to Emerald a severance payment equal to three times the sum of the Emerald's annual Base Fee in effect at the time of termination plus the highest annual cash bonus (if any) paid by the Company to Emerald during the three-year period preceding the date of termination. Such severance payment shall be payable in a lump sum payment within fifteen (15) days of the termination of the Consultant's employment. In addition , for the five-year period following Emeralds termination, the Company shall be obligated to continue to provide Consultant with life, health, disability and accident insurance benefits and all other executive benefits (including, without limitation, retirement benefits and automobile and expense allowances) comparable to those provided to Consultant prior to his termination. To the extent Consultant is no longer lawfully eligible for any aforementioned Benefit because he is no longer employed by the Company, the Company shall pay to Consultant a lump sum cash payment equal to the present value of the benefits that would have been provided to Consultant had his employment continued for such five-year period.

1.6 Medical, Dental, and Life Insurance and Disability. The Company agrees to include YG and his immediate family in the group medical, hospital, dental and drug plans of the Company, in effect and at the time, and will provide Term Life insurance coverage to YG in the amount of Five Hundred Thousand Dollars ($500,000), payable to YG's spouse, estate or otherwise as YG shall determine, subject to the insurance company's requirements being met by YG.

1.7 Automobile. The Company shall make available to Emerald a luxury automobile and shall pay all business expenses associated with said automobile. Said automobile may be leased or purchased at the Company's expense and shall be a new full size

1.8 Expense Reimbursement and Travel Advances. Emerald shall be entitled to reimbursement for any and all reasonable expenses, including travel and entertainment, incurred by Emerald or YG in the performance of this Agreement. Emerald will maintain income tax deduction for the Company and shall submit vouchers prior to reimbursement for expenses. All expense report vouchers of Emerald shall be approved by either a Member of the Board or the President. Other than for travel, expenses in excess of $2,500.00 per occurrence must be approved

in advance by a member of the Board or the President.

1.10 Protection from Corporate Liability.

(a) The Company will provide Emerald and YG with appropriate insurance coverage as necessary to protect Emerald and YG from any and all personal liability incurred in the normal performance of YG's designated duties. The Company agrees to indemnify Emerald and YG to the fullest extent permitted by law.

(b) The Company agrees that if in the future, it should enter into an "indemnification agreement" with any director or officer of the Company, it will also enter into such an agreement with YG.

2. PROTECTIVE COVENANTS.

Because (i) Emerald and YG will become fully familiar with all aspects of the Company's business during the period of this Agreement with the Company, (ii) certain information of which Emerald and YG will gain knowledge during this Agreement is proprietary and confidential information which is of special and peculiar value to the Company, (iii) if any such proprietary and confidential information were imparted to or became known by any persons, including Emerald or YG, engaging in a business in competition with that of the Company, hardship, loss and irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain, and (iv) it is necessary for the Company to protect its business from such damage, the following covenants constitute a reasonable and appropriate means, consistent with the best interests of Emerald, YG and the Company, to protect the Company against such damage and shall apply to and be binding upon Emerald and YG as provided herein:

2.1 Non-Competition by Emerald and YG. Emerald and YG covenants that, during the term of this Agreement and for a period of one year thereafter, neither Emerald or YG will engage in or participate in any business which is in competition with the business of the Company on the date of termination and which continues during the period of non-competition. Notwithstanding The above, in the event that the Agreement is terminated as a result of YG's disability as provided in Section 1.5(b) hereof, and YG recovers, then, provided, YG first offers his services to the Company in good faith, if the Company declines to reinstate this Agreement, Emerald and YG shall not be subject to any non-compete provisions.

2.2 Trade Secrets, Proprietary and Confidential Information. Emerald and YG recognize that this position with the Company is one of the highest trust and confidence by reason of Emerald and YG's access to and contact with trade secrets and confidential and proprietary information of the Company. Emerald and YG shall use their best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company. Emerald and YG covenant that during the term of this Agreement and thereafter, they will not disclose disseminate or distribute to another, nor induce any other person to disclose, disseminate, or distribute, any trade secret or proprietary or confidential

information of the Company, directly or indirectly, either Emerald or YG's own benefit or for the benefit or for the benefit of another, whether or not acquired, learned, obtained or developed by Emerald or YG use or cause to be used, any trade secret, proprietary or confidential information in any way except as is requires in the course of the services to the Company hereunder. The foregoing shall not apply to information which become public or other than as a result of the prohibited acts of Emerald or YG. All confidential information relating to the business of the Company whether prepared by Emerald or YG or otherwise coming into their possession, shall remain the exclusive property of the Company and shall not, except in the furtherance of the business of the Company, be removed from the premises of the Company under any circumstances whatsoever the prior written consent of the company.

2.3 Remedies. In the event of breach or threatened breach by Emerald or YG of any provision of this Section 2, the Company shall be entitled to apply for relief by temporary restraining order, temporary injunction, or permanent injunction and to all other relief to which it may be entitled, including any said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, and the pursuit of one such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or as to any other breach, violation, or threatened breach or violation.

3. CHANGE IN CONTROL.

3.1 After a Change in Control of the Company as defined under (b) hereafter, Emerald shall be entitled to a one-time additional compensation in an amount equal to 2.99 times Emerald's then current annual compensation (including bonuses). Such additional compensation will be paid to Emerald in a lump sum on or before the date such Change in Control takes effect. Said amount shall be determined by counsel to the Company in consultation with the Company's auditors.

(a) To the extent that any such payments (alone or with other compensation payable to the Executive) are subject to an excise tax under Section 4999 of the Internal Revenue Code, or any successor provision, the Company will make an additional cash payment to the Executive such that the Executive's net after-tax compensation is not reduced by such excise tax. Any compensation payable to Executive contingent on a change of control, and which qualifies as a "parachute payment" Under Section 280G of the Internal Revenue Code shall be limited to the maximum amount that may be paid to that Executive without any part such compensation being deemed an "excess parachute payment" under that section.

3.2 A "Change in Control" shall be deemed to have occurred in the event (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or group of such "persons", without the consent of the Board of Directors, is or becomes a "beneficial owner" (as defined in Rule 13d-e of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) of a merger, consolidation or other combination the result of which is the ownership by shareholders of the Company of less

than 75% of those voting securities of the resulting or acquiring entity having the power to elect a majority of the Board of Directors of such entity; or (iii) of the sales of transfer of in excess of 50% of the gross assets of the Company as shown on the Company's then most recent audited financial statements.

4. MISCELLANEOUS.

4.1 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or (ii) two days after the date deposited in a receptacle maintained by the United States Postal Services for such purpose, addressed as set forth below or (iii) one day after properly sent by Federal Express, addressed as set forth below:

If to Emerald:

40 Fulton Street, 7th Floor
New York, New York 10038

If to the Company:
40 Fulton Street
New York, N.Y. 10038

With copy to:

Grushko & Mittman
551 - 5th Ave
New York, N.Y.

Either party hereto may designate a different address by providing written notice of such new address to other party hereto as provided above.

4.2 Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

4.3 Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party. This instrument and the documents referred to herein contain the entire agreement of the parties and supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to services of Emerald or YG to the Company and contain all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. This Agreement may not be modified, altered or amended except by written agreement of all parties hereto.

4.4 Binding Effect. This Agreement shall be binding and effective upon the Company and its successors and permitted assigns, and upon Emerald and YG, their successor, heirs, representatives, and assigns, as the case may be.

4.5 Governing Law. This Agreement shall be governed by the internal laws the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Emerald Asset Management, Inc.	The Zig Zag Corp.
By:______________	By:______________
Yitz Grossman	Title: Sec.
______________	
Yitz Grossman, personally	